Exhibit 10.31a

September 26, 2011

Mr. Mark Mizicko

RE:  OFFER OF EMPLOYMENT & EMPLOYMENT TERMS

Dear Mark:

It gives me great pleasure to present our offer of employment (the “Agreement”) as Senior Vice President, Planning and Allocation (“SVP, P&A”) with Hot Topic, Inc. (the “Company) as follows:

1.           DUTIES

You will be expected to perform various duties consistent with the position of SVP, P&A.  You will report to the Company’s Chief Executive Officer (“CEO”), unless otherwise assigned by the Company. You will work at our facility located in the City of Industry, CA.

2.           BASE SALARY & BENEFITS

You will be paid a base salary at a bi-weekly rate of $16,730.77, which annualizes to $435,000 per year, less payroll deductions and all required withholdings, which will be subject to annual review.  Subject to the terms of the applicable plans, you will also be eligible for Company benefits which are routinely available to all employees of the company, including: health insurance, vacation, sick leave, holidays, long-term disability, 401k plan, Employee Stock Purchase Plan and Deferred Compensation Plan; provided however the company shall reimburse your COBRA costs so that you can maintain continuous group health benefits coverage for your family until your health benefits are effective, which is on the first day of the month following 30-days of service with the Company.  Details about these benefit plans are available for your review.  The Company may modify benefits from time to time, as it deems necessary.

3.           BONUS

In addition to your base salary, you will be eligible to earn an annual performance bonus (“Bonus”) pursuant to the Company’s Executive Incentive Bonus Plan, as approved by the Board of Directors. Your target Bonus under the Plan is fifty percent (50%) of your base salary based upon the Company’s achievement of the goals (0% - 100%) set forth in the plan.  You must be employed on the date the Bonus is awarded to be eligible for the Bonus.  Regardless of the reason for termination, the Bonus will not be pro-rated in the event your employment is terminated prior to the date on which the Bonus is awarded, which is typically in the first quarter of the Company’s fiscal year.

4.           STOCK OPTION GRANT

Effective on your first day of employment, you will be granted an option to purchase 200,000 shares of Hot Topic’s common stock (the “Option”) under the Company’s 2006 Equity Incentive Plan.  The option shall be subject to a vesting requirement which shall occur over four (4) years, with twenty-five percent (25%) of the shares subject to the Option vesting on the first anniversary of the grant date and the remaining shares vesting in equal quarterly installments over the remainder of the vesting period for as long as you provide continuous service (as defined in the Plan) to the Company.  The exercise price per share under the Option shall be equal to the closing price of the Company’s common stock on the effective date the Option is granted (i.e., your first day of employment).

5.           SALARY REVIEW

You will be eligible for your first salary review and consideration for a merit increase on or about April 1, 2012.  Any increase awarded will be pro-rated based upon your employment date.

6.           VACATION

You will be eligible to accrue a maximum of fifteen (15) vacation days per year.  Vacation time can be taken as it is accrued, subject to approval by the CEO.  You will need to complete ninety (90) days of service prior to using vacation time.

7.           ADDITIONAL HEALTH BENEFITS

In addition to the group health insurance benefits, the Company will purchase an Exec-U-Care policy for you, which is an insured medical reimbursement policy that supplements the group health plan by reimbursing many of your out-of-pocket medical expenses not covered under the group plan – up to $100,000 per year.

8.           AUTOMOBILE ALLOWANCE

The Company will pay for you to have a Company leased automobile of your choice, provided that the value of the automobile does not exceed $50,000.  The Company will also reimburse you for expenses including gas, insurance and maintenance for the automobile in accordance with the Company’s expense reimbursement policy.

9.           RELOCATION

Subject to your execution of the “Relocation Expense Agreement,” attached, and the terms thereof, the Company will relocate you, your family, and your household goods to Southern California. Should you voluntarily resign or be terminated from the Company for Cause (as defined below) within twenty-four (24) months of your start date, you shall repay the relocation expenses incurred by the Company, as further provided in the Relocation Expense Agreement.

10.         AT-WILL; SEVERANCE

This offer is not for any specific term of employment, expressed or implied.  The relationship of the Company to you shall be one of voluntary employment “at will,” with no definite period of employment, regardless of the date or method of payment of wages or salary.  No person other than the CEO has the authority to enter into an agreement for the employment for any specific period of time or make any agreement contrary to the foregoing, and then, only in a writing signed by the CEO. The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice, by giving written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon two weeks notice to the Company during which time you shall provide reasonable transition assistance to the Company. The Company reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two weeks notice period.

If the Company terminates your employment without Cause and not due to your death or Disability (as defined herein), then you shall be entitled to receive the severance benefits described in this Section, subject to your satisfaction of the conditions set forth herein.  Subject to your delivery to the Company of an executed release and waiver of claims in the form attached hereto as Exhibit A or such other form as the Company may require (the “Release”), within the time period set forth therein, but in no event later than twenty-one days following your termination, and permitting such Release to become effective in accordance with its terms, you will receive the following severance benefits:

Continued payment of your base salary in effect at the time of your termination, subject to standard payroll deductions and withholdings, for six (6) months.  Such payments shall be made according to the normal payroll practice of the Company for a period of six (6) months commencing with the first payroll period following the effective date of the Release (the “Severance Period”); and assuming you timely and accurately elect to continue your medical, dental and vision group health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), commencing with the effective date of the Release, the Company shall pay the same percentage of the COBRA premiums for you and your qualified beneficiaries as it paid for you and your qualified beneficiaries at the time of your termination of employment until the earliest of (i) the end of the Severance Period or (ii) the expiration of your continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage.  For purposes of this provision, references to COBRA premiums shall not include any amounts payable under a Code Section 125 health care reimbursement plan.

If you voluntarily resign or your employment is terminated for Cause or due to your death or Disability (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this Agreement, “Cause” shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and the Company, or (v) your willful and habitual failure to attend to your duties as assigned by the CEO of the Company, after written notice to you and no less than a 90 day period to cure such failure provided such failure to perform is subject to cure with the passage of time.

For purposes of this Agreement, “Disability” shall mean your inability to perform your duties under this Agreement, even with reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed  physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least nine (9) consecutive months during any twelve (12) month period.  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

11.           CHANGE OF CONTROL

Following a Change in Control (as defined herein) that occurs prior to the termination of your employment with the Company the vesting of your stock options will be immediately accelerated such that one hundred percent (100%) of the stock options shall be vested and exercisable. For purposes of this Agreement, “Change of Control” is defined as follows: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

12.           APPLICATION OF INTERNAL REVENUE CODE SECTION 409A

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect  (collectively “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service, or (ii) the date of your  death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Severance Benefit payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

13.           COMPANY POLICY

As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook which will govern the terms and conditions of your employment. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

14.           PROPRIETARY INFORMATION AGREEMENT

You will be subject to the terms of the Proprietary Information Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other things. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

15.           GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys’ fees. Such recovery shall include court costs, out-of-pocket expenses, and attorney’s fees on appeal, if any.

16.           SUCCESSORS AND ASSIGNS

This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

By signing this letter, you acknowledge that the terms described in this letter, along with the Employment and Proprietary Information Agreement being concurrently provided to you, sets forth the entire understanding regarding your employment with us; there are no terms, conditions, representations, warranties or covenants other than those contained herein.  The terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment by Hot Topic, Inc.  On your first day of employment, the Consulting Agreement dated March 29, 2011 shall terminate.

Please acknowledge acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me by no later than September 30, 2011.  No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and the CEO of Hot Topic.

Mark, I am so excited that you will be joining the HOTT team.  I look forward to our partnership!

Sincerely,

/s/ Lisa Harper
Lisa Harper
Chief Executive Officer

Accepted:

/s/ Mark Mizicko
Mark Mizicko                                                                Date

Attachments:

Exhibit A:  Waiver and Release

Exhibit B:  Relocation Expense Agreement

Proprietary Information and Inventions Agreement

2011 Benefit Plan Highlights

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 10 of the Agreement dated September 26, 2011 to which this form is attached, I, Mark Mizicko, hereby furnish Hot Topic, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby confirm my obligations under the Company’s Proprietary Information Agreement.

I understand that this Release and Waiver, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.

Except as otherwise set forth in this Release and Waiver, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release and Waiver, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the federal Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (i) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (ii) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (iii) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:______________________

By:________________________________________________
     Mark Mizicko

EXHIBIT B

RELOCATION EXPENSE AGREEMENT

Hot Topic, Inc. (herein referred to as “Company” or “Hot Topic”) is paying expenses associated with my relocation.  Should I voluntarily terminate employment or my employment is terminated for misconduct anytime within the first twenty-four (24) months following my start date, I will repay all of the benefits paid by the Company in connection with my relocation as follows:  Repayment will be paid in full at one hundred percent (100%) if my continuous employment with the Company ends within the first twelve (12) months of my start date.  Repayment will be fifty percent (50%) if my continuous employment with the Company ends between the thirteenth and twenty-fourth months (13-24) after start date.  No repayment obligation applies after I complete twenty-four (24) months of continuous employment with the Company.

Hot Topic agrees to reimburse or pay for the following relocation expenses:

●
House Hunting – A house hunting trip for you and your family for up to five days.  Items covered will include airfare, car rental or mileage, meals and lodging.  If needed, a second house hunting trip will be provided.

●	Relocation Costs – In addition to covering the cost for house hunting trip(s), the Company will pay directly or reimburse the following costs.
o	Movement of Household Goods – A national moving van line will pack, unpack and move your household goods to Southern California.
o	Automobile Shipment – This includes shipping two automobiles to Southern California and a car rental, if needed, while your automobile(s) is/are in transit.
o	Temporary Housing and Storage – Temporary housing and storage of your household goods for 90 days.
o
Realtor Fees and Closing Costs – The standard and customary costs associated with the sale of your current home, including realtor fees/commissions not to exceed 6%.  In addition, the standard and customary closing costs (home inspection fee, doc fees, etc.), excluding points on a loan, associated with your purchase of a home in Southern California will be covered.

o	Miscellaneous Costs – airline fares and related travel expenses for the family’s move trip to Southern California, car registration and utility fees.

I understand and agree to the following:

●
This is a financial agreement and failure to make payment when due will subject to collection activities.  It will also entitle the Company to reasonable attorney fees and all other costs incurred in collection of such payment.

●
The Company may, at its discretion, offset any repayment obligation under this agreement with any payments that may be owed to me upon my separation from employment, including wages.  Should the offset be less than the actual amount owed, I agree I will repay whatever is owed to the Company.

●
Current IRS regulations require that Hot Topic report as part of an employee’s gross annual income certain relocation reimbursements.  Hot Topic will ‘gross up’ such amounts so that you do not incur a tax burden as a result of your relocation.

To acknowledge your understanding and agreement of this required provision, please sign and return this original agreement.  Please keep a copy for your records.

I have read and agree to the terms outlined above:

/s/ Mark Mizicko
_______________________________________                                                                                     ____________________________________
Mark Mizicko                                                                                                                                                                 Date